EXHIBIT 99.2

                              ROBINSON NUGENT, INC.

                          RESPONSE TO REPURCHASE OFFER


To:            Robinson Nugent, Inc.
               800 East Eighth Street
               Post office Box 1208
               New Albany, Indiana 47151-1208

Attention:  Larry W. Burke

         I have received and reviewed the Repurchase Offer dated ___________, 2000 from Robinson Nugent, Inc. (the "Company") and the Summary Plan Description and Prospectus dated October 12, 2000 and a Supplement thereto dated October 12, 2000, describing my right to have the Company repurchase shares of Robinson Nugent, Inc. common stock acquired on my behalf under the Robinson Nugent, Inc. Profit Sharing/401(k) Plan ("Plan") during the period beginning October 12, 1999 through October 11, 2000 or to reimburse me for any loss on a subsequent sale of those shares under the Plan during that period of time.


Option 1:         _________.  I hereby  accept  the  Repurchase  Offer  and have enclosed  documentation  identifying  those shares of Robinson
                  Nugent, Inc. to be repurchased.

Option 2:         _________.  I hereby accept the offer to reimburse my  loss on a sale of shares and include herein evidence of that loss.

Option 3:         _________.  I do not wish to accept the  Repurchase  Offer and hereby release the Company from any claim I may have under the Securities Act of 1933, as amended, with respect to my purchase of shares.



                                         --------------------------------
                                         Signature of Participant

                                         Date: ______________________, 2000